Active Power Sale Complete to Langley Holdings PLC

AUSTIN, Texas (Nov.19, 2016) – Active Power (NASDAQ: ACPW), the flywheel energy storage specialist, has completed the sale of its business to Piller Power Systems, Inc. (“Piller”) pursuant to the Asset Purchase Agreement (“APA”) announced Sept. 30, 2016. The deal was approved at a special meeting of stockholders on Nov. 16, 2016.

With its installed base of more than 5,000 kinetic energy storage units worldwide, Active Power complements Piller’s business perfectly. Piller is the leading producer of large rotary uninterruptible power supply (UPS) systems and its own Power Bridge product is for higher capacity applications. Piller is now extremely well positioned in a global kinetic energy UPS market that is forecast to grow annually at nearly 9 percent between 2015 and 2024.

“We are very pleased to have completed this acquisition,” said Piller Group Managing Director - Global Businesses, Andrew Dyke. “The synergies between the two companies are clear and the products complementary, providing a solid platform from which to strengthen and grow Piller's position in the critical power sector by combining the talents, products and services of both organizations.”

“The closing of this deal is a significant milestone,” said Mark A. Ascolese, who is continuing as president and CEO of the newly named company P10 Industries, Inc. “The financial strength and long-term approach of Langley Holdings PLC, Piller's parent company, will serve as a significant enhancement to the ongoing Active Power business and I am confident will have a stabilizing and positive effect on it. The Active Power board firmly believes the sale of the business was the best alternative available, not only for stockholders, but also for customers, employees, vendors and other stakeholders.”

Active Power Changes Name to P10 Industries
Under the terms of the APA, Active Power was required to change its name to something other than “Active Power.” Consequently, the company is changing its name to P10 Industries, Inc. The newly named company plans to raise fresh capital and take a new direction. For more information, go to www.p10industries.com.

Intent to Voluntary Delist Common Stock
Active Power/P10 intends to notify NASDAQ of its intention to voluntarily delist its common stock from The NASDAQ Capital Market, as the company no longer meets NASDAQ’s continued listing requirements. The company anticipates trading of its common stock will be suspended on The NASDAQ Capital Market on Dec. 1, 2016.

P10 anticipates its common stock will begin trading on the OTC Pink Market, which is operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, after Dec. 1, 2016. The P10 common stock will trade under its new trading symbol “PIOI.” The company intends to issue unaudited financial and operational summaries on a quarterly basis and audited financial statements on an annual basis.

About Piller
Piller Power Systems GmbH is a world leader in power protection technology. The company builds electrical systems for mission critical applications worldwide. Clients include many of the world's central and commercial banks, stock exchanges and other financial institutions, as well as broadcasters, telecommunications networks, airports, government departments and co-location operators. Founded by the German engineer Anton Piller in 1909, more than a century on Piller is still headquartered and produces in Osterode and nearby Bilshausen, although today the company has subsidiaries across Europe, the Americas, Asia and Australia and employs over 800 people worldwide. Piller is a division of the privately owned British engineering and industrial group, Langley Holdings PLC. www.piller.com.

About Langley Holdings PLC
Langley Holdings PLC is a diverse, privately owned engineering and industrial group based in the United Kingdom with principal operating divisions located in Germany and France and more than 80 subsidiaries worldwide. The group's companies produce equipment ranging from electrical systems for data centers, machinery for cement and steel plants to food packaging systems, automotive welding equipment and printing presses. The group was founded in 1975 by the current chairman, Tony Langley, and employs around 4,300 people worldwide. www.langleyholdings.com

Active Power and Driven by Motion are now registered trademarks of Piller Power Systems, Inc. The Active Power logo is now a trademark of Piller Power Systems, Inc.

Langley Holdings PLC Press Contact:
Crista Baxter
Head of Group Marketing
+44 (0) 1623 514 902
crista.baxter@langleyholdings.com